EXHIBIT 99.1

                                                      PRESS RELEASE
[Graphic Omitted]


     DATE:       MARCH 22, 2004

     CONTACT:    Warren K. Erdman                         Phone: 816/983-1454
                 WARREN.K.ERDMAN@KCSR.COM


            ARBITRATION PANEL RULES IN FAVOR OF KANSAS CITY SOUTHERN
              FINDING AGREEMENT TO ACQUIRE GRUPO TFM STILL IN FORCE

Kansas City, MO: Kansas City Southern (KCS; NYSE: KSU) announced today that the panel of the AAA International Centre for Dispute Resolution hearing the dispute between KCS and Grupo TMM, S.A. (TMM) issued its interim award on March 19, 2004 finding that the Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo
TFM) Acquisition Agreement remains in force and is binding on KCS and TMM in accordance with its terms. Under the Acquisition Agreement, KCS would acquire all of the common shares of Grupo TFM. Grupo TFM owns all of the common stock of TFM, S.A. de C.V., Mexico's premier freight railroad.

The dispute arose out of TMM's attempt on August 22, 2003 to terminate the Acquisition Agreement following the vote of its shareholders' against approval of the April 20, 2003 Acquisition Agreement. The arbitration panel concluded that the rejection of the Acquisition Agreement by TMM's shareholders did not authorize TMM's purported termination of the Agreement. KCS and TMM will now move on to the second phase of the arbitration, which will decide the remaining issues, including KCS's remedies and damages.

KCS is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary holding is The Kansas City Southern Railway Company (KCSR). Headquartered in Kansas City, Missouri, KCSR serves customers in the central and south central regions of the U.S. KCS' rail holdings and investments are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada and Mexico.


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